Exhibit 10.1

RETENTION AGREEMENT

BETWEEN

TOYS “R” US, INC.

AND

DEBORAH M. DERBY

DATED AS OF

May 3, 2004

TABLE OF CONTENTS

1.		Employment	4
2.		Term	4
3.		Employability	4
4.		Duties	4
5.		Compensation	5
6.		Termination of Agreement	5
	(a)	At-will	5
	(b)	Death	5
	(c)	Disability	5
	(d)	Retirement	6
	(e)	Cause	6
	(f)	Resignation by Executive	6
	(g)	Mandatory Notice of Resignation by Executive	6
	(h)	Termination Due to Change in Control	7
	(i)	Notice of Termination	7
	(j)	Date of Termination	7
7.		Compensation Following Termination	8
	(a)	Obligation of the Company Upon Termination of the Executive Without Cause	8
	(b)	Obligation of the Company Upon Termination Because of Death	9
	(c)	Obligation of the Company Upon Termination Because of Disability	9
	(d)	Obligation of the Company Upon Executive’s Retirement	10
	(e)	Obligation of the Company Upon Termination for Cause	10
	(f)	Obligation of the Company Upon Resignation by the Executive for Good Reason	10
	(g)	Obligation of the Company Upon Resignation of Executive Without Good Reason	11
	(h)	Obligation of Company Upon Termination Due to a Change in Control	11
	(i)	Expiration of Employment Period	11
	(j)	Obligation of the Company Where Executive is Entitled to Compensation and Benefits Under More than One Section	12
8.		Release Agreement	12
9.		Certain Additional Payments by the Company	12
10.		Offset	12
11.		Covenants	12
	(a)	Definitions	12
	(b)	Non-disclosure of Confidential Information	13
	(c)	Covenant Not to Compete	14
	(d)	Nonsolicitation of Protected Employees	14
	(e)	Enforcement of Covenants	14
	(f)	Severability of Covenants	15
12.		Non-Disparagement	15
13.		Assistance to the Company	15
14.		Arbitration	15
15.		Indemnity	16
16.		No Obligation to Mitigate	17
17.		Legal Fees	17
18.		Severability	17
19.		Amendment	17
20.		Entire Agreement	18
21.		Notices	18
22.		Headings	18

EXHIBIT A                 List of Outside Activities
EXHIBIT B                 Change in Control and Tax Gross-Up
EXHIBIT C                 Separation and Release Agreement

RETENTION AGREEMENT

          Toys “R” Us, Inc., a Delaware Corporation, its affiliates, subsidiaries, divisions, successors and assigns, (the “Company”), and Deborah M. Derby, (“Executive”), enter into this Retention Agreement (“Agreement”), effective May 3, 2004 (“Effective Date”) the terms and conditions of which are set forth below:

1. Employment

          The Company shall employ Executive in the position of Executive Vice President – Human Resources, or in such other capacities as the Company may determine from time to time.  The Executive shall be based in Northern New Jersey.

2. Term

          Unless earlier terminated herein in accordance with Section 6 hereof, this Agreement shall be for a term beginning on the Effective Date and ending on January 31, 2006 (the “Employment Period”).  The Employment Period shall, without further action by Executive or the Company, end on January 31, 2006; provided, however, the Company shall give Executive notice on or before July 31, 2005 if it does not intend to offer Executive a new Retention Agreement on or about January 31, 2006 on terms substantially similar (other than as to compensation amounts) to those proposed to be offered to other executive officers at that time.  The expiration of the Employment Period for purposes of this Agreement need not signify the termination of Executive’s employment with the Company, but will signify the termination of this Agreement as it governs such employment relationship, other than as provided in Section 7(i).

3. Employability

          (a)   Executive affirms that s/he is presently not subject to a restrictive covenant or other prior agreement that would prohibit or restrict employment with the Company.

          (b)   If Executive learns or becomes aware or is advised that s/he is subject to an actual or alleged restrictive covenant or other prior agreement that may prohibit or restrict employment by the Company, Executive shall immediately notify the Company of the same.

          (c)   If any action is brought against the Company involving any actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict Executive’s employment by the Company, Executive covenants and agrees to indemnify and hold the Company harmless from any and all costs incurred in defending such litigation, including but not limited to court fees, attorneys' fees and disbursements, and from any and all liability, judgment or settlement assessed against the Company as a result of any breach of or interference with such restrictive covenant or other prior agreement which may prohibit or restrict Executive’s employment by the Company.

4. Duties

          During the Employment Period, Executive shall exclusively perform services on behalf of the Company to the best of his/her ability, and shall devote his/her full working efforts, to the business of the Company.  Notwithstanding the above, Executive may, with the prior written consent of the Chief Executive Officer of the Company, serve as an outside director on corporate boards and perform charitable work and other outside activities to the extent that such activities do not reflect adversely on the Company’s corporate reputation and public image and do not conflict with Executive’s primary responsibilities on behalf of the Company.  Upon execution of this Agreement and annually thereafter, Executive shall provide a listing as noted in Exhibit “A”, attached hereto, of all outside corporate boards, charitable organizations and other outside activities on which Executive serves.

5. Compensation

          (a)   During the Employment Period, Executive shall receive the Executive’s current annual base salary, as increased from time to time at the discretion of the Board or an appropriate committee of the Board (“Annual Base Salary”), which will be paid in accordance with the Company’s regular payroll policies.  Executive will receive a performance evaluation annually, effective on or about April 1st each year or otherwise in accordance with normal Company policy.

          (b)   During the Employment Period, Executive shall be eligible to receive incentive awards pursuant to the Company’s various incentive plans and subject to the terms thereof at a level commensurate with incentives awarded to members of the Executive Committee of the Company as determined by the Board, or an appropriate committee of the Board, in its sole discretion.

          (c)   Executive shall be eligible to participate in or receive benefits under the Company's various benefit plans, policies or arrangements, subject to the same terms and conditions as other members of the Executive Committee.  The Company reserves the absolute right to modify, amend or terminate benefits at any time and for any reason.

          (d)   Notwithstanding any provision of this Agreement or any compensation practice of the Company, for the period following a Change in Control (as defined in Exhibit “B”, which is attached hereto and made a part of this Agreement), and ending on the earlier of (i) the last day of the Employment Period or (ii) the second anniversary of the Change in Control, the Company will provide to Executive an Annual Base Salary, incentive compensation opportunity, and benefits no less favorable, in each case, than the most favorable of those provided by the Company for Executive under plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding such Change in Control.

6. Termination of Agreement

          Employment under this Agreement may be terminated under the following circumstances:

          (a)   At-will  Executive will be deemed to be an employee-at-will of the Company and the employment relationship may be terminated by either Executive or the Company at any time during the Employment Period, with or without Cause or Good Reason, but otherwise subject to the terms of this Agreement.

          (b)   Death  Executive’s employment shall terminate upon his/her death.

          (c)   Disability  If the Chief Executive Officer determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice in accordance with Section 21 of this Agreement of its intention to terminate Executive's employment.  In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties.  For purposes of this Agreement, “Disability” shall mean Executive’s eligibility to receive disability benefits under the Company’s long-term disability plan or the inability of Executive, as determined by the Chief Executive Officer, to perform the essential functions of his/her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.  At the request of Executive or his personal representative, the Chief Executive Officer’s determination that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or his/her personal representative, and the Company.  Failing such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

          (d)   Retirement.  Executive may resign his/her employment at any time after meeting the qualifications for Retirement, provided that Executive fulfills the Mandatory Notice Period requirements of Section 6(g).  “Retirement” shall mean the voluntary resignation of employment by an Executive who has attained the age of fifty-five (55) and has been continuously employed, by the Company or its subsidiaries or affiliates, for a minimum of ten years.

          (e)   Cause  The Company may terminate Executive’s employment for Cause at any time after providing written notice to Executive pursuant to Section 6(i).  The term “Cause” shall mean any of the following, as determined by the Chief Executive Officer: (i) the willful failure of Executive to perform any portion of his/her duties, (ii) the willful misconduct by Executive which is injurious to the Company, monetarily or otherwise; (iii) Executive’s conviction of a felony (including a nolo contendere plea); (iv) Executive’s negligent performance of his/her duties, (v) breach by Executive of any covenant set forth in Section 11 of this Agreement, (vi) a violation of the Toys “R” Us Code of Ethical Standards and Business Practices and Conduct Agreement or any other serious violation of any written Company policy.

          (f)   Resignation by Executive:  Executive may resign his/her employment with or without Good Reason, provided that Executive fulfills the Mandatory Notice Period requirements of Section 6(g).  “Good Reason” shall mean: (i) the failure of the Company to pay any undisputed amount due under the Agreement; (ii) a substantial decrease in the targeted compensation level of Executive, or (iii) the Company requiring Executive, without his consent, to be based at any office or location outside Northern New Jersey.  Executive may not resign for Good Reason after a Notice of Termination for Cause has been delivered to Executive by the Company unless and until such Notice of Termination for Cause has been withdrawn.  Resignation by Executive shall not be deemed for “Good Reason” if the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason), but in no event more than thirty (30) business days after the Company receives the Notice of Termination specifying the basis of such Good Reason.  The Company’s good faith determination of cure shall be binding.  The Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Employment Period.

          (g)   Mandatory Notice of Resignation by Executive: Executive must provide the Company with three (3) months notice of resignation (the “Mandatory Notice Period”) prior to the effective date of such resignation, with or without Good Reason.  During the Mandatory Notice Period, Executive shall continue to perform all of his/her duties in accordance, and in compliance, with the terms of this Agreement.  Prior to and during the Mandatory Notice Period, Executive shall not disclose to any third parties, other than executive search firms, prospective employers (collectively, the “Permitted Third Parties”) and Executive’s family and legal and professional advisors, his/her intention and/or decision to terminate employment with the Company.  Executive shall, prior to any disclosure of such information to any Permitted Third Party, secure such Permitted Third Party’s written agreement not to disclose such information until after the Mandatory Notice Period to anyone other than executives and directors of such Permitted Third Party who need to know such information.

          (h)   Termination due to Change in Control.  Termination under this Section occurs if (i) the Company terminates the employment of Executive for any reason other than for Cause as defined in Section 6(e), or (ii) Executive resigns his/her employment for Good Reason pursuant to Section 6(f), within the two year period immediately following a Change in Control as defined in Exhibit B attached hereto.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs during the term of the Agreement and if Executive’s employment with the Company has been terminated either by the Company without Cause or by Executive for Good Reason within six months prior to the date on which the Change in Control occurs, and if Executive reasonably demonstrates that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the severance benefits payable to Executive shall be determined as if the Change in Control had occurred on the date immediately prior to the Date of Termination.

          (i)   Notice of Termination.  Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 21 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the termination date.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

          (j)   Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or a date within 30 days after receipt of the Notice of Termination, as specified in such notice, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date of receipt of the Notice of Termination or a date within 90 days after receipt of the Notice of Termination, as specified in such notice, (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be, and (iv) if Executive’s employment is terminated by Executive with or without Good Reason (including Executive’s Retirement), the Date of Termination shall be the end of the Mandatory Notice Period specified in Section 6(g), unless the Company specifies an earlier Date of Termination.  For purposes of Section 7(i), “Date of Termination” shall mean the effective date of Executive’s termination by the Company for reasons other than Cause (as defined in Section 6(e) hereof).

7. Compensation Following Termination

          (a)   Obligation of the Company Upon Termination of Executive Without Cause Under Section 6(a).  If Executive’s employment is terminated without Cause under Section 6(a):

          (i)   The Company shall make a lump sum cash payment to Executive within thirty (30) days after the Date of Termination in an amount equal to the sum of: (1) Executive’s prorata Annual Base Salary payable through the Date of Termination to the extent not previously paid; (2) the targeted amount of Executive’s annual incentive award for the year in which the Date of Termination occurs, pro rated for the number of completed months in such fiscal year preceding the Date of Termination; (3) Executive’s accrued, unused vacation time for the year in which the Date of Termination occurs, pro rated for the number of days in such fiscal year preceding the Date of Termination; and (4) Executive’s actual earned incentive awards for any completed fiscal year or period not previously paid or deferred;

          (ii)   The Company shall pay to Executive in equal installments, for twenty-four (24) months following the Date of Termination (the “Severance Period”) in accordance with the Company’s normal payroll periods, an amount equal to two times the sum of (a) the Executive’s Annual Base Salary as in effect at the Date of Termination, and (b) the targeted amount of Executive’s annual incentive award for the year in which the Date of Termination occurs;

          (iii)   During the twenty-four (24) months following the Date of Termination, Executive shall continue to be eligible to participate in the “TRU” Partnership Employees’ Savings and Profit Sharing Plan, the Supplemental Executive Retirement Plan and the Partnership Group Deferred Compensation Plan (collectively the “Plans”) under the terms and conditions of such Plans, as if Executive were still employed during such period and earning his/her Base Annual Salary and target annual incentive bonus as in effect on the Date of Termination, and Executive shall be fully vested as of the Date of Termination in any account balance and all other benefits under such Plans; provided, however that the benefits provided under this clause (iii) shall be limited to the coverage permitted by law or as would otherwise not potentially adversely impact on the tax qualification of any Plans; provided, further, that if such benefits may not be continued under the Plans, the Company shall pay to Executive an amount equal to the Company’s cost had such benefits been continued. Following the Date of Termination, Executive will no longer be eligible to participate or be covered under the Company’s Long Term Disability Plan, Supplemental Life and Accidental Death & Dismemberment Plan, or Business Travel Plan. In addition, following the Date of Termination, Executive will no longer be provided with an associate discount.

          (iv)   (1) All unvested options and equity based awards (including restricted stock and stock units) held by Executive as of the Date of Termination shall continue to vest in accordance with their terms for ninety (90) days following the Date of Termination and any options held by Executive which have vested prior to the Date of Termination or which vest within the ninety (90) day period following the Date of Termination shall continue to be exercisable through the original expiration date of such options in accordance with the terms of the individual stock option agreements; (2) any unvested options or equity based awards that are not vested at the end of the ninety (90) day period following the Date of Termination shall be forfeited by Executive; and (3) Executive shall not be entitled to any additional grants of any stock options, restricted stock, or other equity based award following the Date of Termination;

          (v)   Executive will be entitled to continuation of health benefits under the Company’s medical and dental plans at a level commensurate with those provided or offered from time to time to active employees holding similar positions to the position Executive held as of the Date of Termination.  If Executive elects to receive such health benefits, Executive shall pay the premiums charged to active employees for the first twenty-four (24) months of coverage after the Date of Termination, and thereafter Executive shall pay the premium charged to former employees of the Company pursuant to Section 4980B of the Code until the Executive is sixty-five (65) years of age.  The Company may amend or otherwise alter the plans to provide different benefits to Executive as long as the benefits provided to Executive are no less favorable than those then provided or offered to active employees holding similar positions to the position held by Executive as of the Date of Termination.  To the extent such benefits cannot be provided to Executive under the terms of the plans, or the plans cannot be so amended in any manner not adverse to the Company, the Company shall pay Executive, on an after-tax basis, an amount necessary for Executive to acquire such benefits from an independent insurance carrier, net of the amount Executive would otherwise be required to pay under this clause (v).  The obligations of the Company under this clause (v) shall be terminated if, at any time after the Date of Termination, Executive is employed by or is otherwise affiliated with a party that offers medical benefits to Executive.

          (vi)   During the twenty-four (24) months following the Date of Termination, the Company will continue to provide Executive with a leased automobile on the same terms as in effect on the Date of Termination; provided, however, that if the lease expires during such 24-month period, the terms of any new or renewal lease shall be the same as those provided during such period to executive officers of the Company generally, but in no event greater than those in effect on the Date of Termination; provided, further that the obligations of the Company to provide such perquisite shall cease on the date that is twenty-four months from the Date of Termination.

          (vii)   During the twenty-four (24) months following the Date of Termination, the Company will continue to provide Executive with financial planning services on the same terms, if any, as such services are provided during such period to executive officers of the Company generally, but in no event greater than those in effect on the Date of Termination.

          (b)   Obligation of the Company Upon Termination Because of Death.  If Executive’s employment is terminated by reason of death, the Company shall make a lump sum cash payment within thirty (30) days after the Date of Termination in an amount equal to the sum of: (1) Executive’s prorata Annual Base Salary payable through the Date of Termination to the extent not previously paid; (2) Executive’s accrued, unused vacation time for the year in which the Date of Termination occurs, prorated for the number of days in such fiscal year preceding the Date of Termination; (3) the targeted amount of Executive’s annual incentive awards that would have been payable with respect to the fiscal year in which the Date of Termination occurs, prorated for the portion of such fiscal year through the Date of Termination; and (4) Executive’s actual earned incentive awards for any completed fiscal year or period not previously paid or deferred.  The Company will make the preceding payments to the surviving spouse or, if no surviving spouse, to Executive’s duly appointed legal representative.  Any benefits to which Executive may otherwise be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 5(c) shall be paid in accordance with the terms of such plans, policies and arrangements.

          (c)   Obligation of the Company Upon Termination Because of Disability.  If Executive’s employment is terminated by reason of Executive’s Disability, the Company shall make a lump sum cash payment within thirty (30) days after the Date of Termination in an amount equal to the sum of (1) Executive’s prorata Annual Base Salary payable through the Date of Termination to the extent not previously paid; (2) Executive’s accrued, unused vacation time for the year in which the Date of Termination occurs, prorated for the number of days in such fiscal year preceding the Date of Termination; (3) the targeted amount of Executive’s annual incentive awards that would have been payable with respect to the fiscal year in which the Date of Termination occurs, prorated for the portion of such fiscal year through the Date of Termination; and (4) Executive’s actual earned incentive awards for any completed fiscal year or period not previously paid or deferred.  Any benefits to which Executive may otherwise be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 5(c) shall be paid in accordance with the terms of such plans, policies and arrangements.

          (d)   Obligations of the Company Upon Executive’s Retirement.   If Executive’s employment is terminated due to Retirement, the Company shall make a lump sum cash payment within thirty (30) days after the Date of Termination in an amount equal to the sum of (1) Executive’s prorata Annual Base Salary payable through the Date of Termination to the extent not previously paid; (2) Executive’s accrued, unused vacation time for the year in which the Date of Termination occurs, prorated for the number of days in such fiscal year preceding the Date of Termination; and (3) Executive’s actual earned incentive awards for any completed fiscal year or period not previously paid or deferred.  Any benefits to which Executive may otherwise be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 5(c) shall be paid in accordance with the terms of such plans, policies and arrangements.  In addition, Executive shall be entitled to continuation of health benefits under the Company’s medical and dental plans at a level commensurate with those provided or offered from time to time to active employees holding similar positions to the position Executive held as of the Date of Termination.  If Executive elects to receive such health benefits, Executive shall pay the premium charged to former employees of the Company pursuant to Section 4980B of the Code until the Executive is sixty-five (65) years of age, after which such health benefits will terminate.  The Company may amend or otherwise alter the plans to provide different benefits to Executive as long as the benefits provided to Executive are no less favorable than those then provided or offered to active employees holding similar positions to the position held by Executive as of the Date of Termination.  To the extent such benefits cannot be provided to Executive under the terms of the plans, or the plans cannot be so amended in any manner not adverse to the Company, the Company shall pay Executive, on an after-tax basis, an amount necessary for Executive to acquire such benefits from an independent insurance carrier, net of the amount Executive would otherwise be required to pay under this Section 7(d).  The obligations of the Company under this Section 7(d) shall be terminated if, at any time after the Date of Termination, Executive is employed by or is otherwise affiliated with a party that offers medical benefits to Executive.

          (e)   Obligation of the Company Upon Termination for Cause.  If Executive’s employment is terminated during the Employment Term for Cause under Section 6(e), Executive’s right to compensation hereunder shall cease as of the Date of Termination, except that Executive shall be entitled to receive any accrued but unpaid Annual Base Salary for services rendered prior to the Date of Termination.  Any benefits to which Executive may otherwise be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 5(c) shall be paid in accordance with the terms of such plans, policies and arrangements.

          (f)   Obligation of the Company Upon Resignation by Executive for Good Reason.  If Executive resigns his/her employment for Good Reason under Section 6(f), the Company’s obligations will be the same as its obligations under Section 7(a).

          (g)   Obligation of the Company Upon Resignation of Executive Without Good Reason.  If Executive should resign his/her employment with the Company without Good Reason under Section 6(f), Executive’s right to compensation hereunder shall cease as of the Date of Termination, except that Executive shall be entitled to receive any accrued but unpaid Annual Base Salary for services rendered to the Date of Termination.  Any benefits to which Executive may otherwise be entitled upon his/her resignation pursuant to the plans, policies and arrangements referred to in Section 5(c) shall be paid in accordance with the terms of such plans, policies and arrangements.

          (h)   Obligation of Company Upon Termination Due to a Change in Control.  If Executive’s employment is terminated pursuant to Section 6(h), the Company shall be obligated to pay Executive pursuant to Section 7(a)(i) and (iii) of this Agreement.  In lieu of the Company’s obligations under Section 7(a)(ii), the Company shall pay to Executive in a lump sum within thirty (30) days after the later of Date of Termination or the Change in Control, an aggregate amount equal to (1) two times Executive’s Annual Base Salary as in effect on the Date of Termination; and (2) two times the targeted amount of the annual incentive bonus that would have been paid to Executive with respect to the Company’s fiscal year in which such Date of Termination occurred.  The Company shall continue to provide continued health benefits, car allowance and financial planning services to Executive pursuant to Sections 7(a)(v), (vi) and (vii) of the Agreement.  In lieu of the Company’s obligations under Section 7(a)(iv), all unvested options and equity-based awards shall vest immediately on the later of the Date of Termination or the Change in Control and all such options may be exercised until the earlier of (i) the 30-month anniversary of the Date of Termination, or (ii) the original expiration date of such options.

          (i)   Expiration of Employment Period.  Upon the expiration of the Employment Period as provided in Section 2 hereof, this Agreement will cease to govern the employment relationship between Executive and the Company, except as provided in this Section 7(i).  Thereafter, Executive will continue to be an employee-at-will of the Company and the employment relationship may be terminated by either Executive or the Company at any time.  Any benefits to which Executive may otherwise be entitled upon his/her termination or resignation pursuant to Company plans, policies and arrangements in which he or she is a participant shall be paid in accordance with the terms of such plans, policies and arrangements in effect at such time.  In addition, if Executive is terminated by the Company without Cause (as defined in Section 6) after the expiration of the Employment Period and before January 31, 2007, then, provided that Executive signs a release substantially in the form provided by the Company to other officers in release of employment:

          (i)   the Company shall pay to Executive in equal installments, for twelve (12) months following the Date of Termination, in accordance with the Company’s normal payroll periods, an amount equal to the Executive’s Annual Base Salary as in effect on the Date of Termination;

          (ii)   (1) All unvested options and equity based awards (including restricted stock and stock units) held by Executive as of the Date of Termination shall continue to vest in accordance with their terms for ninety (90) days following the Date of Termination and any options held by Executive which have vested prior to the Date of Termination or which vest within the ninety (90) day period following the Date of Termination shall continue to be exercisable through the earlier of the expiration of the options or the first anniversary of the Date of Termination, or; (2) any unvested options or equity based awards that are not vested at the end of the ninety (90) day period following the Date of Termination shall be forfeited by Executive; and (3) Executive shall not be entitled to any additional grants of any stock options, restricted stock, or other equity based award following the Date of Termination;

          (iii)   Executive will be entitled to continuation of health benefits under the Company’s medical and dental plans for a period of up to thirty (30) months at a level commensurate with that which Executive would otherwise be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If Executive elects to receive such health benefits, Executive shall pay the premiums charged to then-current employees for the first twelve (12) months coverage after the Date of Termination.  Thereafter, if Executive elects to continue such coverage pursuant to COBRA for up to an additional eighteen (18) months, Executive shall pay the amount charged to other qualified beneficiaries under COBRA for such coverage.  The obligations of the Company under this clause (iii) shall be terminated (a) if, at any time after the Date of Termination, Executive is employed by or is otherwise affiliated with a party that offers medical benefits to Executive, or (b) at such earlier time, after the initial 12-month period, as COBRA coverage shall otherwise end.

          (j)   Obligation of the Company Where Executive is Entitled to Compensation and Benefits Under More Than One Section. Should Executive be entitled to compensation and benefits following termination under more than one subsection of this Section 7, the parties agree that only one subsection, as determined by Executive, will apply.

8. Release Agreement

         The benefits pursuant to Section 7 are contingent upon Executive (i) executing a Separation and Release Agreement (the “Release Agreement”), within the time frame specified in the Release Agreement, a copy of which is attached hereto as Exhibit “C” and, (ii) not revoking or challenging the enforceability of the Release Agreement or this Agreement.

9. Certain Additional Payments by the Company

          Anything in this Agreement to the contrary notwithstanding, in the event that any actual or constructive payment or distribution by the Company to or for the benefit of Executive, whether under this Agreement or otherwise, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision of the Code (the “Excise Tax”), then the Company shall make the Tax-Gross-up payments described in Exhibit “B” hereto.

10. Offset

          The Company shall have the right to reduce any amounts required to be paid to Executive under this Agreement by amounts owed by Executive to the Company.  Nothing in this Agreement shall prevent the Company from pursuing any other available remedies against Executive.

11. Covenants

          (a)   Definitions.  The following capitalized terms used in this Section 11 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

          “Competitive Position” means any employment with a Competitor in which Executive will use or is likely to use any Confidential Information, or in which Executive has duties for such Competitor that involve Competitive Services and that are the same or similar to those services actually performed by Executive for the Company.

          “Competitive Services” means the manufacture, marketing or retail sale of toys (including, without limitation, video games and computer software for kids, electronic toys and wheel goods), juvenile or baby products, juvenile furniture or children’s clothing.

          “Competitor” means any Person engaged, wholly or in part, in Competitive Services, if more than one-third (1/3) of the Person’s revenues are generated by engaging in Competitive Services, including through direct retail sales, mail order or internet business.  Without limiting the foregoing, Competitors include Wal-Mart, K-Mart, Target, Kohl’s, Right Start, Zany Brainy, FAO Schwarz, Buy Buy Baby, e-toys and KB Toys.

          “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company.  “Confidential Information” shall include, but is not limited to: (i) methods, procedures, devices and other means used by the Company in the conduct of its business, marketing plans and strategies, pricing plans and strategies, acquisition or divestiture plans and strategies, data processing programs, databases, formulas, secret processes, machines and adaptations thereto, inventions, research projects and all other matters of a technical nature; (ii) names and addresses of the Company’s customers and their representatives responsible for entering into contracts for the Company’s services; (iii) information with respect to pricing, costs, profits, sales, markets, plans for future business and other development; and (iv) information with respect to the Company’s executives, their names and addresses, compensation, experience, qualifications, abilities, job performance and similar information, and (v) trade secrets within the meaning of applicable state law.  All of the Confidential Information noted herein is not available from directories or other public sources and has been developed, acquired or compiled by the Company at its significant effort and expense.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

          “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

          “Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Date of Termination.

          “Restricted Period” means the Employment Period and a period extending two (2) years from the Date of Termination.

          “Restricted Territory” means the United States of America and its territories and possessions, including Puerto Rico.

          (b)   Non-Disclosure of Confidential Information.  Executive acknowledges and agrees that s/he has access to and will come into contact and learn various technical and non-technical trade secrets and other Confidential Information, which are the property of the Company.  Executive acknowledges and agrees that any disclosure, divulging, revealing or other use of any of the Confidential Information by Executive, other than in connection with the Company’s business, will be highly detrimental to the business of the Company and serious loss of business and pecuniary damage may result therefrom.  Accordingly, Executive specifically covenants and agrees to hold all such Confidential Information and any documents containing or reflecting the same in the strictest confidence, and Executive will not, both during employment with the Company or at any time thereafter, without the Company’s prior written consent, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information whatsoever, whether contained in Executive’s memory or embodied in writing or other physical form.

          If Executive is requested or (in the opinion of his counsel) required by law or judicial order to disclose any Confidential Information, Executive shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waiver of Executive’s compliance with the provisions of this Section 11.

          (c)   Covenant Not To Compete.  Executive acknowledges and agrees that the Company is engaged in a highly competitive business, and by virtue of Executive’s position and responsibilities with the Company, and his/her access to Confidential Information, Executive’s engaging in Competitive Services for a Competitor will cause the Company great and irreparable harm.  Consequently, Executive covenants and agrees that during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that nothing contained in this Section 11 shall prohibit or otherwise restrict Executive from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly in Competitive Services if either (i) such entity is a public entity and Executive (a) is not a controlling person of, or a member of a group that controls, such entity and (b) owns, directly or indirectly, no more than 3% of any class of equity securities of such entity, or (ii) such entity is not a public entity and Executive (a) is not a controlling person of, or a member of a group that controls, such entity and (b) does not own, directly or indirectly, more than 1% of any class of equity securities of such entity.  Executive acknowledges that in the performance of his/her duties for the Company s/he is charged with operating on the Company’s behalf throughout the Restricted Territory and he hereby acknowledges, therefore, that the Restricted Territory is reasonable.

          (d)   Nonsolicitation of Protected Employees.  Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

          (e)   Enforcement of Covenants.  Executive acknowledges and agrees that compliance with the covenants set forth in this Section of the Agreement is necessary to protect the business and goodwill of the Company and that any breach of this Section or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief.  Accordingly, in the event of any breach or anticipatory breach of this Section or any subparagraph hereof by Executive, the Company and Executive agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity:  (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorney fees.

          (f)   Severability of Covenants.  Executive acknowledges and agrees that the restrictive covenants in this Section 11 are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Section 11 shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

12. Non-Disparagement

          At all times during and after the Employment Period, Executive agrees that s/he shall not disparage or comment negatively about the Company to anyone, including but not limited to customers, competitors or members of the general public.  Likewise, the Company agrees that it will not make any disparaging remarks about Executive.

13. Assistance to the Company

          At all times during and after the Employment Period and at the Company’s expense for significant out-of-pocket expenses actually and reasonably incurred by Executive in connection therewith, Executive shall provide reasonable assistance to the Company in the collection of information and documents and shall be available when reasonably requested by the Company in connection with claims or actions brought by or against third parties or investigations by governmental agencies based upon events or circumstances concerning Executive’s duties, responsibilities and authority during the Employment Period.

14. Arbitration

          Executive hereby acknowledges and agrees that in consideration of his/her employment and the severance payments outlined in Section 7, that Executive knowingly and voluntarily enters into the following terms to arbitrate any employment related disputes other than an alleged violation by Executive of Section 11 hereof, and voluntarily waives the judicial remedies afforded by federal and related statues, as follows:

          (a)   Executive agrees to arbitrate any dispute, claim, or controversy (“claim”) against the Company, its parents, subsidiaries and current and former officers, directors, or executives, arising out of Executive’s employment or the cessation of employment which could have been brought before any government administrative agency or court including, but not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, Section 1981 through 1988 of Title 42 of the United States Code, the New Jersey Law Against Discrimination, N.J.S.A. 10:15-1, et seq.; the New Jersey Conscientious Executive Protection Act N.J.S.A. 34:19-1 to 19-8; the New Jersey Wage and Hour Act, N.J.S.A. 34-11-56a, et seq.; as well as any other federal, state, and local law, ordinance, or regulation, or based on any public policy, contract, tort, or common law or any claim for costs, fees, or other expenses including attorney’s fees, but excluding any claims for worker’s compensation or unemployment compensation.  All claims and defenses, which could be raised before a government administrative agency or court, must be raised in arbitration and the arbitration shall apply the law accordingly.  The Company also has the right to initiate arbitration regarding any matter covered by this Agreement.  Executive understands that by signing this Agreement, Executive is waiving his/her right to obtain any legal or equitable relief (e.g., monetary, injunctive or reinstatement) from any government agency or court, and is also waiving his/her right to commence any court action.  Nothing herein is intended to or shall preclude Executive from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation.  Executive, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against the Company, without regard as to who brought any said complaint or charge. Executive understands that any claim for arbitration will be timely only if brought within the time in which an administrative charge or complaint would have to have been filed if the claim is one which could be filed with an administrative agency.  If the arbitration claim raises an issue, which could not have been filed with an administrative agency, then the claim must be filed within the time set by the appropriate statute of limitations.

          (b)   The arbitration shall take place in Northern New Jersey before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).  Executive understands that s/he will be required to pay the first $150 of the costs of commencing an arbitration with the AAA and the remainder of any costs will be paid by the Company, subject to a subsequent award by the arbitrator.  The parties agree that the decision or award of the arbitrator should be in writing.  The decision or award of the arbitrator shall be final and binding upon the parties.  The arbitrator shall have the power to award any types of legal or equitable relief available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration and attorney’s fees, to the extent such damages are available under law.  Any arbitration award may be entered as a judgment or order in any court of competent jurisdiction.  Executive agrees that any relief or recovery to which Executive is entitled from any claims arising out of employment, cessation of employment, or any claim of unlawful discrimination shall be limited to that awarded by the arbitrator.

          (c)   This arbitration Section, as well as all terms and conditions of Executive’s employment, shall be governed by and shall be interpreted in accordance with the laws of the State of New Jersey.

          (d)   If for any reason this arbitration Section is declared unenforceable, Executive agrees that any trial shall be before a judge only and Executive further agrees to waive any right that s/he may have to a jury trial with respect to any dispute or claim against the Company relating to any of the terms and conditions of or termination from employment with the Company, including but not limited to any of the claims enumerated in the first paragraph of this arbitration Section.

          (e)   Executive and the Company agree that this Section shall survive termination of Executive’s employment and shall survive the termination of this Agreement.

15. Indemnity

          The Company agrees to indemnify and hold Executive harmless against any and all liabilities, expenses (including attorney’s fees and costs), claims, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any proceeding arising out of Executive’s employment with the Company (whether civil, criminal, administrative or investigative, other than proceedings by or in the right of the Company), if with respect to the actions at issue in the proceedings Executive acted in good faith and in a manner Executive reasonably believed to be in, or not opposed to, the best interests of the Company, and (with respect to any criminal action) Executive had no reason to believe Executive’s conduct was unlawful.  Said indemnification arrangement shall (a) survive the termination of this Agreement, (b) apply to any and all qualifying acts of Executive which have taken place during any period in which s/he was employed by the Company, including, but not limited to, any and all qualifying acts as an officer or director of any affiliate while Executive is employed by the Company and (c) be subject to any limitations imposed from time to time under applicable law.

16. No Obligation to Mitigate

          In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as specifically provided in this Agreement, such amounts shall not be reduced whether or not Executive obtains other employment. However, should Executive obtain other employment, which provides medical benefits, the Company’s obligations to continue to provide health benefits pursuant to Section 7(a)(vi) shall cease immediately.

17. Legal Fees

          The Company agrees to reimburse all reasonable legal and professional fees and expenses that Executive may reasonably incur as a result of any contest by Executive concerning the validity or enforceability of, or liability under, any provision of this Agreement, solely to the extent that Executive is successful in obtaining an award in excess of one hundred twenty-five percent (125%) of the amount, if any, the Company offered to resolve the matter prior to the initial scheduling of a hearing date on the matter pursuant to Section 14 of this Agreement.

          Executive shall reimburse the Company for its reasonable legal and professional fees and expenses, to the extent there is a final determination that such fees or expenses relate to claims brought by Executive against, or defenses by Executive of any claim of the Company with respect to this Agreement, that were determined to have been made or asserted by Executive in bad faith or frivolously.

18. Severability

          If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

19. Amendment

          This Agreement may not be modified, altered or changed except upon the express written consent of both parties wherein specific reference is made to this Agreement.

20. Entire Agreement

          This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, whether oral or written.  Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to sign this Agreement, except for those set forth in this Agreement.

21. Notices

          All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand to the other party or three days after mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          (a)   If to Executive, to the address on file with the Company, and

          (b)   If to the Company to it at Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, Attention:  General Counsel;

or such other address as either party shall have furnished to the other in writing.

22. Headings

          Section headings are used herein for convenience or reference only and shall not affect the meaning of any provision of this Agreement.

(signatures on following page)

            IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement, on the dates set forth below:

/s/ Deborah Derby
May 3, 2004
Date

Toys “R” Us, Inc.

By: /s/ John H. Eyler, Jr.
May 3, 2004
Date

EXHIBIT A

LIST OF OUTSIDE ACTIVITIES

I, the undersigned, hereby state that I serve on the Board of Directors, perform charitable work or perform other activities on behalf of the following companies:

Date: ___________________________                          Name:___________________________

EXHIBIT B

CHANGE IN CONTROL and TAX GROSS-UP

  “Change in Control” means, after the date hereof:

          (a)   The acquisition by any “person” or “group” within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (iii) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below, or (iv) any acquisition by any entity in which Executive beneficially owns more than 5% of such entity’s outstanding shares of common stock or outstanding voting securities; or

          (b)   The cessation of the Incumbent Board (as defined below) for any reason to constitute at least a majority of the Board.  “Incumbent Board” means the members of the Board on the date hereof and any member of the Board subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, except that the Incumbent Board shall not include any member of the Board who initially assumed such office as a result of an actual or threatened election contest (as described in Rule 14a-11 promulgated under the Exchange Act) or as a result of actual or threatened solicitation of proxies or consents by or on behalf of a Person; or

          (c)   The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company to any Person or entity (a “Business Combination”), in each case, unless, immediately following such Business Combination each of the following is correct:

          (i)   The individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, respectively, as the case may be, of the Person resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and

          (ii)   No Person excluding (A) any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary of the Company, or such Person resulting from such Business Combination or any Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of such Person, or (B) any entity in which Executive beneficially owns more than 5% of such entity’s outstanding shares of common stock or outstanding voting securities, or any Affiliate of such entity, beneficially owns, directly or indirectly, 25% or more of, respectively, either the then outstanding shares of common stock of the Person resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such Person, except to the extent that such ownership existed prior to the Business Combination, and

          (iii)   At least a majority of the members of the board of directors or comparable governing body of the Person resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d)   Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Tax Gross-Up

          (a)   If required by Section 9 of the Agreement, in addition to the payments described in Section 7 of the Agreement, and all other obligations of the Company to Executive whether under the Agreement or otherwise, the Company shall pay to Executive an amount (the “Gross-up”) equal to the product of (i) the amount of Excise Tax multiplied by (ii) the Gross-up Multiple (as hereinafter defined).  The Gross-up is intended to compensate Executive for the Excise Tax and any Federal, state, local or other income or excise tax or other tax payable by Executive with respect to the Gross-up.  The “Gross-up Multiple” shall equal a fraction, the numerator of which is one (1.0) and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the rates of all Federal, state, local and other taxes and any Excise Taxes applicable to the Gross-up after taking into account the deductibility of state, local and other taxes.  If different rates of tax are applicable to various portions of the Gross-up, the weighted average of such rates shall be used.  For purposes of determining the amount of any Gross-up, it shall be assumed that (i) Executive is subject to Federal, state and local income tax at the highest marginal statutory rates in effect for the relevant period after taking into account any deduction (and any limitations on the use thereof) available in respect of any such tax and (ii) the deduction available for state and local income taxes in computing Federal income taxes is subject to the maximum adjusted gross income limitations.

          (b)   Subject to the provisions of paragraph (c) of this Tax-Gross-Up Provision, the determination of whether a Gross-up is required and the amount of such Gross-up shall be made in accordance with the assumptions set forth in paragraph (a) of this Exhibit B by Ernst & Young LLP or such similar accounting firm designated by Executive and reasonably acceptable to the Company.

          (c)   Executive shall notify the Company as soon as practicable in writing of any claim by the Internal Revenue Service that, if successful, would require any Gross-up payment.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company.  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall take all actions necessary to permit the Company to control all proceedings taken in connection with such contest.  In that connection, the Company may, at its sole option, pursue or forgo any and all administrative appeals, proceedings, hearings and conferences in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; provided, however, that the Company shall pay and indemnify Executive from and against all costs and expenses incurred in connection with such contest; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and at no net after-tax cost to Executive.  If Executive becomes entitled to receive any refund or credit with respect to such claim (or would be entitled to a refund or credit but for a counterclaim for taxes not indemnified hereunder), Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon) plus the amount of any tax benefit available to Executive as a result of making such payment (any such benefit shall be calculated based on the assumptions that (i) Executive is subject to the highest marginal statutory rates of Federal, state and local income tax for the relevant periods after taking into account any deductions, and limitations on the use thereof, available in respect to any such tax, and (ii) any deduction available for state and local taxes or other form 1040 Schedule A amounts is subject to the maximum adjusted gross income limitations).

EXHIBIT C

SEPARATION AND RELEASE AGREEMENT

          This Separation and Release Agreement (“Release Agreement”) is entered into as of this ___________ day of ____________________, 200__, between Toys “R” Us, Inc. and any successor thereto (collectively, the “Company”) and _________________ (“Executive”).

          Executive and the Company agree as follows:

          1.   Executive acknowledges that his employment and all relationships with the Company and its subsidiaries and affiliates  terminated on _____________________ (the “Date of Termination”).

          2.   In accordance with Executive’s Retention Agreement and in consideration for Executive’s promises and covenants therein and this Release Agreement, the Company has agreed to pay Executive certain payments and to make certain benefits available after the Date of Termination pursuant to Section 7 of the Retention Agreement.  Executive acknowledges that such consideration from Company is given in exchange for Executive signing this Release Agreement and is consideration to which Executive would not otherwise be entitled.

          3.   In consideration of the rights, responsibilities, and obligations contained in this Release Agreement, the sufficiency of which Executive hereby acknowledges, Executive on behalf of himself and his/her heirs, executors, administrators and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release Agreement, including, without limitation, any claims Executive may have arising from or relating to Executive's employment or termination from employment with the Company, including, without limitation, a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (that prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment.  This includes a release by Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Executive's employment with or resignation or termination from the Company.  This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”); New Jersey Law Against Discrimination, the New Jersey Conscientious Employment Protection Act, Equal Pay Act of 1963; and the Consolidated Omnibus Budget Reconciliation Act of 1985.  Notwithstanding the foregoing, nothing herein shall release the Company of its continuing obligations to Executive under the Retention Agreement or any on-going contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, charter, New Jersey law or otherwise.

          4.   This Release Agreement is not an admission by either Executive or the Company of any wrongdoing or liability.

          5.   Executive waives any right to reinstatement or future employment with the Company following Executive’s separation from the Company on the Date of Termination and Executive agrees that he will not seek reinstatement or future employment with the Company.

          6.   Executive agrees not to engage in any act after execution of this Release Agreement that is intended or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees.  The Company further agrees that it will not engage in any act, which is intended or may reasonably be expected to harm the reputation, business or prospects of Executive.

          7.   Executive shall continue to be bound by Sections 10, 11, 12, 13, 14, and 17 of Executive’s Retention Agreement.  The Company shall continue to be bound by Sections 9, 12, 14, 15, and 17 of this Executive Retention Agreement.

          8.   Executive agrees that he will not retain or destroy, and will immediately return to the Company, any and all property of the Company in his possession or subject to his control,  including, but not limited to, Company keys, credit and identification cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, computer disks, plans, notes or other information pertaining to the Company’s business in whatever form same may exist.  Executive further agrees not to make, distribute or retain copies of any such Company information or property.

          9.   This Release Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws.  Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Release Agreement shall be settled by arbitration as provided in Executive’s Retention Agreement.

          10.   This Release Agreement represents the complete agreement between Executive and the Company concerning the subject matter in this Release Agreement and supersedes all prior agreements or understandings, written or oral.  This Release Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          11.   Each of the sections contained in this Release Agreement shall be enforceable independently of every other section in this Release Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release Agreement.

          12.   Executive expressly states that he/she has carefully read this Release Agreement and agrees and acknowledges that he/she is releasing the Company and the other related released parties from any possible claim that he/she may have, including any claim relating to his/her employment with the Company or the termination of such employment.  Without limiting the generality of the foregoing, Executive agrees that by executing this Release Agreement, he/she has released and waived any and all claims he/she has or may have as of the date of this Release Agreement arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq.  Executive further agrees that he/she has been advised to consult with a representative, consultant, or attorney of his/her own choosing regarding his/her execution of this Release Agreement. Executive understands that he/she may revoke this Release Agreement by delivering written notice of revocation to the Company at any time within seven (7) days following the day he/she executes this Release Agreement.  Any such written revocation within this period must state, “I hereby revoke my acceptance of our Release Agreement.”  The revocation must be personally delivered to the Company or mailed to Toys “R” Us. Inc. Attn: Legal Department, One Geoffrey Way, Wayne, NJ 07470-2030, and postmarked within seven (7) days of Executive’s execution of this Release Agreement.  This Release Agreement shall not become effective or enforceable until the revocation period has expired.

          13.   Executive has been given twenty-one (21) days to consider this Release Agreement and to consult with an attorney prior to executing this Release Agreement and has either used that full 21-day period or voluntarily decided to sign this Release Agreement before the end of that period.  Having elected to sign this Release Agreement, to fulfill the promises set forth herein which pertain to him/her, and to receive thereby the sums and other consideration set forth hereto, Executive, freely and knowingly, and after due consideration, enters into this Release Agreement, intending to waive, settle and release all claims he/she has or might have against the Company and the other related released parties, as of the date he/she executes this Release Agreement.

          The parties to this Release Agreement have executed this Release Agreement as of the day and year first written above.

TOYS “R” US, INC.

By:
_______________________________________
Name:
Title:

_______________________________________
Name